FORM 4

 [  ]   Check this box if no longer
        subject to Section 16.  Form 4
        or Form 5 obligations may continue.
        See Instruction 1(b).

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |OMB NUMBER: 3235-0287|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person*

    FIRST RESERVE GP IX, INC.
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       (Last)                      (First)                    (Middle)

   411 West Putnam Ave., Suite 109
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                                  (Street)

   Greenwich,       CT              06830
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       (City)                      (State)                      (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
Quanta Services, Inc.
NYSE:  PWR
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Statement for Month/Day/Year
 12/31/2002
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5.  If Amendment, Date of Original (Month/Day/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [  ] Director
    [ X] 10% Owner
    [  ] Officer (give title below)
    [  ] Other (specify title below)

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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [  ] Form filed by One Reporting Person
    [ X] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
Common Stock
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2.  Transaction Date (Month/Day/Year)
12/31/02
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2A. Deemed Execution Date, if any (Month/Day/Year)

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3.  Transaction Code (Instr. 8)
C
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)
    Price:
24,307,410 (A)
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5.  Amount of Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 3 and 4)
36,298,376
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6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4)
I
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7.  Nature of Indirect Beneficial Ownership (Instr. 4)
(1)
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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)
Series E Convertible Preferred Stock
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2.  Conversion or Exercise Price of Derivative Security
$30.00
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3.  Transaction Date (Month/Day/Year)
12/31/02
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3A. Deemed Execution Date, if any (Month/Day/Year)

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4.  Transaction Code (Instr. 8)
C
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5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5)
2,430,741 (D)
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6.  Date Exercisable and Expiration Date (Month/Day/Year)


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7.  Title and Amount of Underlying Securities (Instr. 3 and 4)

Common Stock 24,307,410
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8.  Price of Derivative Securities (Instr. 5)


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9.  Number of Derivative Securities Beneficially Owned Following Reported
    Transaction(s)
    (Instr. 4)
0 (2)
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10. Ownership Form of Derivative Securities Beneficially Owned at End
    Of Month
    (Instr. 4)
I
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
(1)
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EXPLANATION OF RESPONSES:

(1) This Form 4 is being filed on behalf of First Reserve GP IX, Inc., First Reserve GP IX, L.P., and First Reserve Fund IX, L.P. ("Fund IX"), each as 10% beneficial owners (the "Fund Entities").

(2) In addition to the 2,430,741 shares of Series E Preferred Convertible as reported on this Form 4, the Fund Entities also beneficially own 4,696,900 shares of Series A Convertible Preferred Stock.

(3) First Reserve GP IX, Inc. is signing for itself, as the designated filer, as well as in the capacity of general partner of First Reserve GP IX, L.P. ("GP IX"). GP IX is signing for First Reserve Fund IX, L.P., as its general partner. All reporting entities and persons have the same address as First Reserve GP IX, Inc.



  /s/ Thomas R. Denison
  Managing Director of
  First Reserve GP IX, Inc.(3)                        12/31/02
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   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.